Exhibit 23.1

4600 South Ulster Street, Suite 900 ■ Denver, CO 80237 Main: 720.200.7000 ■ Fax: 720.200.7002 ■ www.mhmcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in Nemaura Medical Inc.’s Registration Statement on Form S-3 (File No. 333-230535) of our report dated June 29, 2020, with respect to the consolidated financial statements of Nemaura Medical Inc., as of March 31, 2020 and 2019 and for each of the two years in the period ended March 31, 2020, included in this Annual Report on Form 10-K of Nemaura Medical Inc. for the year ended March 31, 2020.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

June 29, 2020

Denver, Colorado